SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

Interactive Television Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50122 (Commission File Number)	98-0372720 (I.R.S. Employer Identification No.)

2010 Main Street, Suite 500 Irvine, California (Address of Principal Executive Offices)	92614 (Zip Code)

(949) 223-4100
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On April 19, 2006 Interactive Televisions Networks, Inc. (the “the Company”) and M&A Business Consulting, Inc. entered into that certain Consulting Agreement pursuant to which M&A Business Consulting, Inc. agreed to make Michael Martinez available to the Company on a full-time basis as the Company’s President. Under the agreement, the Company will pay M&A Business Consulting, Inc. a fee of $20,000 per month. The Consulting Agreement can be terminated by either the Company or by M&A Business Consulting, Inc. at any time for any reason. Mr. Martinez is a founder of ITVN, Inc., this Company’s operating subsidiary, and has served as its President since its incorporation in December 2003. Mr. Martinez became the President of this Company after this Company acquired ITVN, Inc. on June 3, 2005.

In addition, see the discussion under Item 3.02, below, which is incorporated herein by reference.

ITEM 3.02 Unregistered Sales of Equity Securities.

Sale of Debenture and Warrants

On April 18, 2006, the Company sold to Pentagon Bernini Fund, Ltd. (the "Fund") (i) a 16% Secured Convertible Debenture (the "Debenture") having an initial principal balance of $1,000,000, and (ii) a five-year warrant (the "Warrant") to acquire up to 529,400 shares of the Company’s common stock (the "Warrant Shares") at an exercise price of $3.00 per share. The aggregate purchase price of the securities sold in the private placement was $1,000,000, which proceeds are expected to be used primarily for additional equipment upgrades to enable the Company to receive, compress, store and transmit additional content to the subscribers of its internet television service and for working capital purposes. The Fund previously purchased, and currently still owns, a 17% Secured Convertible Debenture that is substantially the same as the Debenture.

The Debenture accrues interest at a rate of 16% per annum until payment in full of the unconverted outstanding principal sum, together with all accrued and unpaid interest has been made. Interest shall be payable quarterly in arrears on the last day of each January, April, July, and October, commencing on July 31, 2006 (each such date, an "Interest Payment Date"). Interest shall be payable in cash, except that the Company may, in its sole discretion, pay up to 50% of the amount of interest payable on any Interest Payment Date by issuing additional debentures in accordance with the same terms as the Debenture. The Company’s obligations under the Debenture and the 17% Secured Convertible Debenture are secured by a Security Agreement, pursuant to which the Company granted to the Fund a security interest in all of the Company’s personal property assets. In addition, the Company's obligations under the Debenture and the 17% Secured Convertible Debenture are also secured by the pledge of 4,000,000 shares of the Company’s common stock, of which 2,000,000 shares were pledged by Michael Martinez, 1,500,000 shares were pledged by David Koenig, 250,000 shares were pledged by Murray Williams, and 250,000 shares were pledged by Charles Prast (Messrs. Martinez, Williams, and Prast are the principal executive shareholders of the Company, and Mr. Koenig is a principal shareholder and a consultant of the Company).

The Debenture is convertible into shares of the Company’s common stock (the “Debenture Shares”) at any time at an initial conversion price of $2.00 per share. The Company has the right to prepay the Debenture without penalty, in whole or in part, at any time and from time to time upon not less than fifteen (15) days prior written notice. Initially, the Warrant will only be exercisable for the purchase of 264,700 shares. In the event that the Company does not voluntarily pre-pay the Debenture in full by July 31, 2006, the number of shares that Fund can purchase under the Warrant will double from 264,700 shares to 529,400 shares.

In the event that the Company issues any additional debt or equity securities, the Fund will have the right to require that 100% of the net proceeds of such debt or equity securities (after the payment of amounts under the previously issued 17% Secured Convertible Debenture that is also owned by the Fund) be applied to repay all or a portion of the principal amount outstanding on the Debenture.

Registration Rights

The Company agreed to include the Debenture Shares and the Warrant Shares in the next registration statement filed by the Company.

Exemption from Registration

The sale of Debenture and Warrants to the Fund was not registered under the Securities Act of 1933, as amended (the “Act”), and the Debenture and Warrants were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The Debenture, the Debenture Shares, the Warrants and the Warrant Shares may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Act.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Filed as part of this report is the exhibit listed on the accompanying Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE TELEVISION NETWORKS, INC.

Date: April 21, 2006	By:	/s/ CHARLES PRAST
Charles Prast, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated April 19, 2006, between M&A Business Consulting, Inc. and Interactive Television Networks, Inc. for the services of Michael Martinez.